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                                                                      Exhibit 99





FOR IMMEDIATE RELEASE
FEBRUARY 24, 1994
CONTACT:  STEVE SMITH
          (303) 267-5048
          LELA COCOROS
          (303) 267-5273




                 ESTIMATED EFFECT OF FCC RECENT ANNOUNCEMENT


         ENGLEWOOD, COLORADO - After its initial review of the effect of the FCC further rate reductions, TCI estimated that its cash flow could be further decreased by approximately $144 million annually. This estimate was based upon the FCC Executive Summary, dated February 22, 1994. The actual reduction in annualized cash flow may differ depending on the terms of the final regulations and more complete analysis, including an analysis of TCI's existing rates and services, and future actions the Company may take to mitigate the impact. Additionally, TCI is suspending $500 million of capital spending, pending further clarification of the FCC's regulations. This represents 50% of the Company's planned capital spending in 1994.